Exhibit 5.1

Westerman Ball Ederer Miller & Sharfstein, LLP
170 Old Country Road
Mineola, New York 11501

July 14, 2009

Global Resource Corporation
1000 Atrium Way, Suite 100
Mount Laurel, New Jersey 08054

Re:   Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-149199)

Ladies and Gentlemen:

In connection with Amendment No. 4 to the Registration Statement on Form S-1 filed by Global Resource Corporation, a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on July 14, 2009 under the Securities Act of 1933, as amended (the “Securities Act”), and as may thereafter be amended (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

We do not express any opinion herein concerning any law other than (i) the Private Corporations Law of the State of Nevada, including the statutory provisions and all applicable provisions of the Nevada Constitution and the reported judicial decisions, (ii) the federal securities laws of the United States and (iii) the state contract law that governs the Warrants.

We have examined the Registration Statement covering (i) the distribution by the liquidating trustee of the Mobilestream Liquidating Trust and the Carbon Recovery Liquidating Trust of 22,334,221 shares of the Company’s common stock (the “Shares”) and warrants to purchase a total of 10,409,407 shares of the Company’s common stock (the “Warrants”) to the beneficiaries of such liquidating trusts, (ii) the issuance of 10,409,407 shares of the Company’s common stock upon exercise of the Warrants (the “Warrant Shares”) and (iii) the resale of the Shares and the Warrant Shares by the initial recipients thereof .

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the authorization for issuance of the Shares.

For the purposes of this opinion, we have assumed that (i) no change occurs in applicable law or the pertinent facts and (ii) the provisions of “blue sky” and other securities laws that may be applicable will have been complied with to the extent required.

On the basis of the foregoing, we are of the opinion that (i) the Shares have been duly authorized, legally issued, fully paid and non-assessable, (ii) that the Warrant Shares have been duly authorized and, upon exercise of the Warrants pursuant to their terms (including the full payment of the exercise price thereof) and the consequent issuance of the Warrants Shares, will be legally issued, fully paid and non-assessable, and (iii) the Warrants are legal and binding obligations of the Company, enforceable in accordance with their respective terms.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.

Very truly yours, /s/ Westerman Ball Ederer Miller & Sharfstein, LLP Westerman Ball Ederer Miller & Sharfstein, LLP